CERTIFICATE OF TRUST
                              --------------------


         This Certificate of Trust of The Victory Variable Funds (the "Trust"), dated February 11, 1998, is being duly executed and filed by Carl Frischling and Jay G. Baris, as trustees of the Trust, to form a business trust under the laws of the State of Delaware.


         1. Name. The name of the business trust formed hereby is The Victory Variable Funds.

         2. Registered Office. The address of the Trust's registered office in the State of Delaware is 1201 North Market Street, P.O. Box 1347, Wilmington, Delaware 19899-1347.

         3. Registered Agent. The name of the Trust's registered agent at the above listed address is Delaware Corporation Organizers, Inc.


         4. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.


         5. Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust is, or will become prior to or within 180 days following the first issuance

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of shares of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.


         IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                                             /s/ Carl Frischling
                                             -------------------------------
                                             Carl Frischling
                                             as Trustee and not individually


                                             /s/ Jay G. Baris
                                             -------------------------------
                                             Jay G. Baris
                                             as Trustee and not individually